Exhibit 99.1

DRI Corporation Announces Receipt of Major Order for Mobitec® Products for Dubai’s Transit Bus Fleet

  Total Value May Exceed $8 Million USD
  Orders Part of a Record-Setting Transit Vehicle Procurement

DALLAS--(BUSINESS WIRE)--March 25, 2009--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, announced today that the Company’s Mobitec Group subsidiary in Sweden has received an order, initial releases, and a letter of commitment, the total value of which may exceed $8 million USD, from a bus vehicle manufacturer on behalf of the Roads and Transport Authority’s Public Transport Agency (RTA) transit bus vehicle fleet in Dubai, United Arab Emirates.

David L. Turney, the Company’s Chairman, President and Chief Executive Officer, said: “Pilot deliveries have been executed with this particular bus vehicle manufacturer that we are serving for the Dubai procurement. We expect deliveries to be completed during first quarter 2010. The Mobitec Group and our TwinVision na, Inc. subsidiary, based in the U.S., will supply thin-film transistor (TFT) information display screens, as well as new generation high resolution light-emitting diode (LED) destination sign systems that are unique to the Dubai market. RTA’s original long-range plans potentially included up to approximately 1,600 buses of various types and sizes. The present initial order, releases, and letter of commitment to DRI represents a majority of the actual initial RTA purchase that is proceeding despite difficult worldwide economic conditions. RTA is demonstrating a strong commitment to sustainable growth, environmental stewardship, road safety and energy conservation as it rolls out this investment.”

ABOUT MOBITEC

Mobitec Group, a global supplier of electronic information display systems, is highly respected for its products, technology, service, and quality. Mobitec Group is based in Herrljunga, Sweden. It also operates business units in Australia and Germany, as well as joint ventures in Brazil and India. For more information, visit www.mobitec.eu.

ABOUT THE COMPANY

DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing of order deliveries, the estimated total size of future orders, including the RTA orders, the proportion such RTA orders bear to the Company’s historic order flow, as well as to the total bus vehicles ordered by RTA, and the total size of the entire RTA bus vehicle procurement, as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” “opinion,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties associated with the timing of order deliveries, the size of the DRI RTA order, and the entire RTA bus vehicle procurement may be less than anticipated or not be as significant when compared with the DRI order history, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2008, and as updated in our Quarterly Report on Form 10-Q filed Nov. 14, 2008, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com